Exhibit FS-8

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


I. Actual Consolidated Statements of Income for Conectiv, Inc. (Exhibit FS-5
CON), Delmarva Power & Light Company (Exhibit FS-1 DPL), and Atlantic City Electric Company (Exhibit FS-3 ACE) for the twelve month period ended September 30, 2000 are presented.

          The actual results of operations for the twelve months ended September 30, 2000 exclude the write down of Peach Bottom in the third quarter of 1999 that resulted from discontinuing the application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," to Delmarva Power and Light Company's (DPL) and Atlantic City Electric Company's (ACE) electricity supply businesses because of deregulation. The charge for the write-down occurred prior to the twelve-month period ended September 30, 2000; thus, no adjustment to actual results is presented for this item. The effect of deferred investment tax credits which reverse upon completion of the sale and adjustments to the estimated write-down recorded in connection with deregulation were credited to retained earnings for DPL and were credited to regulatory liabilities and charged to regulatory assets for ACE.

II. Pro Forma Consolidated Balance Sheets for Conectiv, Inc. (Exhibit FS-6 CON), Delmarva Power & Light Company (Exhibit FS-2 DPL), and Atlantic City Electric Company (Exhibit FS-4 ACE). The columns on each proforma balance sheet represent the following:

          Column 1: The consolidated balances as of September 30, 2000---which reflect the effects of the write-down of Peach Bottom in the third quarter of 1999 that resulted from discontinuing the application of SFAS No. 71 to DPL's and ACE's electricity supply businesses because of deregulation.

          Column 2: The pro forma effects of the sale of Peach Bottom.

          Column 3: The Consolidated Balance Sheet as of September 30, 2000 on a pro forma basis to include the expected effects of the sale of Peach Bottom.